                                                               EXHIBIT 99.p(17)

                    [SHENKMAN CAPITAL MANAGEMENT, INC. LOGO]

                                 CODE OF ETHICS
                                    MAY 2004

INTRODUCTION

      This Code of Ethics (the "Code") has been adopted by Shenkman Capital Management, Inc. ("SCM") with respect to SCM's investment advisory services to all of its clients (each, a "Client"), including a U. S. registered investment company or series thereof advised or subadvised by SCM (each, a "Fund"). The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Client and addresses other situations involving a potential conflict of interest. Definitions of underlined terms are included in Appendix A.

      This Code is intended to ensure that the personal securities transactions of persons subject to the Code are conducted in accordance with the following principles:

      (i)   the duty at all times to place first the interests of Clients;

      (ii) the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and

      (iii) the fundamental standard that SCM personnel not take inappropriate advantage of their positions.

1. WHO IS COVERED BY THIS CODE

      This Code applies to all directors, officers and employees of SCM. Certain provisions apply only to Access Persons and Investment Personnel and portfolio managers. SCM forbids any Access Person or Investment Personnel from engaging in any conduct which is contrary to this Code or SCM's Compliance Memorandum for the Prevention of Insider Trading and related policies and procedures. All Access Persons are subject to the Code's restrictions and requirements regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner, and other matters.

      Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

2. PRECLEARANCE REQUIREMENT

      All Access Persons must obtain prior written approval from the Review Officer or Assistant Review Officer before engaging in personal securities transactions involving the securities of a non-investment grade rated company and shares of a Fund. Approvals will be valid for 24 hours.

3. PROHIBITED TRANSACTIONS

      (a) ALL DIRECTORS, OFFICERS AND EMPLOYEES:

            (i) PROHIBITION AGAINST FRAUDULENT CONDUCT. No director, officer or employee may use any information concerning a security held or to be acquired for the account of a Client (each, a "Client Account"), or his or her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Client. In addition, no director, officer or employee shall, directly or indirectly:

                  (1) employ any device, scheme or artifice to defraud a Client or engage in any manipulative practice with respect to a Client;

                  (2) make to a Client, any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

                  (4) engage in any manipulative practice with respect to a Client.

            (ii) CONFIDENTIALITY. Except as required in the normal course of carrying out their business responsibilities, no director, officer or employee shall reveal information relating to the investment intentions or activities of any Client, or securities that are being considered for purchase or sale on behalf of any Client Account.

      (b) ACCESS PERSONS. In addition to the restrictions in Section 3(a), Access Persons are subject to the following restrictions:

            (i) BLACKOUT PERIOD. Access Persons shall not purchase or sell a Covered Security that is held in a Client Account in a transaction over which such Access Person has direct or indirect influence or control on a day during which he or she knew or should have known a Client Account has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. For purposes of this Section 3 and Section 5, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

                  (1) BLACKOUT PERIOD EXCLUSIONS. The following transactions shall not be prohibited by this Code and are not subject to the limitations of Section 3(b):

                        (A) purchases or sales over which the Access Person has
            no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in the Access Person's home);

                        (B) purchases which are part of an automatic dividend
            reinvestment plan;

                        (C) purchases or sales which are non-volitional on the
            part of the Access Person; and

                        (D) purchases effected upon the exercise of rights
            issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

            (ii) UNDUE INFLUENCE. Access Persons shall not cause or attempt to cause any Client Account to purchase, sell or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a Client Account without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation, (i) beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between the Access Person (or any party in which he or she has a significant interest) and such issuer or its affiliates.

            (iii) CORPORATE OPPORTUNITIES. Access Persons shall not take personal advantage of any opportunity properly belonging to a Client.

            (iv) OTHER PROHIBITED TRANSACTIONS. Access Persons shall not:

                  (1) induce or cause a Client Account to take actions or to fail to take action, for personal benefit rather than for the benefit of the Client Account;

                  (2) establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the Review Officer or Assistant Review Officer prior to establishing such an account;

                  (3) use knowledge of portfolio transactions of a Client Account for their personal benefit or the personal benefit of others; or

                  (4) violate the anti-fraud provisions of the federal or state securities laws.

      (c) INVESTMENT PERSONNEL. In addition to the restrictions in Sections 3(a) and (b), Investment Personnel are subject to the following restrictions:

            (i) INITIAL PUBLIC OFFERINGS. Investment Personnel may not directly or indirectly acquire securities in an initial public offering without prior written approval from the Review Officer or Assistant Review Officer.

            (ii) PRIVATE PLACEMENTS. Investment Personnel may not directly or indirectly acquire securities in a private placement unless the Review Officer or Assistant Review Officer determines whether the investment opportunity is appropriate, and therefore should be reserved, for a Client, and whether such opportunity is being offered to the Investment Personnel by virtue of their position with the Client. Any Investment Personnel of a Client who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer or Assistant Review Officer if he or she plays a material role in the Client's subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Investment Personnel has previously disclosed the ownership of the privately placed security in compliance with the preclearance requirements of this section. Once disclosure is given, an independent review of the Client's investment decision will be made.

            (iv) SERVICE AS A DIRECTOR. Investment Personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer or Assistant Review Officer that the board service would not conflict with the interests of a Client.

      (d) PORTFOLIO MANAGERS. In addition to the restrictions in Sections 3(a),
(b) and (c), no portfolio manager shall purchase or sell a Covered Security within seven calendar days before or after a Client Account for which the portfolio manager makes or participates in making a recommendation trades in that same security. Any profits realized on trades within this proscribed period shall be disgorged and given to charity.

4. REPORTING REQUIREMENTS

      (a) REPORTING. Access Persons, must report to the Review Officer or Assistant Review Officer the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

      (b) EXCLUSIONS FROM REPORTING. Purchases or sales in Covered Securities in an account in which the Access Person has no direct or indirect control are not subject to the reporting requirements of this Section.

      (c) INITIAL HOLDING REPORTS. No later than ten (10) days after an Access Person becomes subject to this Code he or she must report the following information:

            (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person has any direct or indirect Beneficial Ownership as of the date he or she became subject to this Code;

            (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person's direct or indirect benefit as of the date he or she became subject to this Code; and

            (iii) the date that the report is submitted.

      (d) QUARTERLY TRANSACTION REPORTS. No later than ten (10) days after the end of a calendar quarter, Access Persons must report the following information:

            (i) with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the Access Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership:

                  (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                  (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (3) the price of the Covered Security at which the transaction was effected;

                  (4) the name of the broker, dealer or bank with or through which the transaction was effected; and

                  (5)   the date that the report is submitted.

            (ii) with respect to any account established by the Access Person in which any Covered Securities (whether or not publicly traded) were held during the quarter for your direct or indirect benefit:

                  (1) the name of the broker, dealer or bank which established the account;

                  (2)   the date the account was established; and

                  (3)   the date that the report is submitted.

      (e) ANNUAL HOLDINGS REPORTS. Annually, all Access Persons must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

            (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

            (ii) the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for his or her direct or indirect benefit; and

            (iii) the date that the report is submitted.

      (f) CERTIFICATION OF COMPLIANCE. All Access Persons are required to certify annually (in the form of Attachment A) that they have read and understood the Code and recognize that they are subject to the Code. Further, all Access Persons are required to certify annually that they have complied with all the requirements of the Code and have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

      (g) ALTERNATIVE REPORTING. The submission to the Review Officer or Assistant Review Officer of duplicate broker trade confirmations and statements on all securities transactions shall satisfy the reporting requirements of this Section 4.

      (h) REPORT QUALIFICATION. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates.

      (i) ACCOUNT OPENING PROCEDURES. All Access Persons shall provide written notice to the Review Officer or Assistant Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, Access Persons must promptly:

            (i) provide full access to a Client, its agents and attorneys to any and all records and documents which a Client considers relevant to any securities transactions or other matters subject to the Code;

            (ii) cooperate with a Client, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code.

            (iii) provide a Client, its agents and attorneys with an explanation
                  (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

            (iv) promptly notify the Review Officer or Assistant Review Officer or such other individual as a Client may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

5. REVIEW OFFICER

      (a) DUTIES OF REVIEW OFFICER. Mr. Richard H. Weinstein, the Compliance Officer of SCM, has been appointed as the Review Officer and Ms. Teresa R. Cappella, the Assistant Compliance Officer of SCM, has been appointed as the Assistant Review Officer. The Review Officer or the Assistant Review Officer shall:

            (i) review all securities transaction and holdings reports and maintain the names of persons responsible for reviewing these reports;

            (ii) identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

            (iii) compare, on a quarterly basis, all Covered Securities transactions with each Client's completed portfolio transactions to determine whether a Code violation may have occurred;

            (iv) maintain a signed acknowledgement by each person who is then subject to this Code, in the form of Attachment A; and

            (v) identify persons who are Investment Personnel and inform those persons of their requirements to obtain prior written approval from the Review Officer or Assistant Review Officer prior to directly or indirectly acquiring ownership of a security in any private placement.

      (b) POTENTIAL TRADE CONFLICT. When there appears to be a transaction that conflicts with the Code, the Review Officer or Assistant Review Officer may request a written explanation of the person's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the Review Officer or Assistant Review Officer with a recommendation of appropriate action to the President or Directors of SCM.

      (c) REQUIRED RECORDS. The Review Officer or Assistant Review Officer shall maintain or cause to be maintained:

            (i) a copy of any code of ethics adopted by SCM which has been in effect during the previous five (5) years in an easily accessible place;

            (ii) a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

            (iii) a copy of each report made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

            (iv) a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by SCM, in an easily accessible place;

            (v) a copy of each written report and certification required pursuant to Section 5(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

            (vi) a record of any decision, and the reasons supporting the decisions, approving the acquisition by Investment Personnel of privately placed securities for at least five (5) years after the end of the fiscal year in which the approval is granted.

      (d) POST-TRADE REVIEW PROCESS. Following receipt of trade confirms and statements, transactions will be screened for violations of the Code, including the following:

            (i) same day trades: transactions by Access Persons occurring on the same day as the purchase or sale of the same security by a Client Account for which they are an Access Person.

            (ii) portfolio manager trades: transactions by a portfolio manager within seven calendar days before and after a Client Account for which the portfolio manager makes or participates in making a recommendation, trades in that same security.

            (iii) potential conflicts: transactions by Access Persons in securities, which, within the most recent 15 days, are or have been held by a Client or are being or have been considered by a Client or SCM for purchase by a Client Account.

            (iv) other activities: transactions which may give the appearance that an Access Person has executed transactions not in accordance with this Code.

      (e) SUBMISSION TO FUND BOARD. The Review Officer or Assistant Review Officer shall annually prepare a written report to the Board of Directors of a Fund listed in Appendix C that:

            (i) describes any issues under this Code or its procedures since the last report to the Directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

            (ii) certifies that SCM has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

                    [SHENKMAN CAPITAL MANAGEMENT, INC. LOGO]

                                 CODE OF ETHICS

                            APPENDIX A: DEFINITIONS

(a)   Access Person:

      (i) of SCM means each director or officer of SCM, any employee or agent of SCM, or any company in a control relationship to SCM who, in connection with the person's regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by SCM on behalf of a Client Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

      (ii) any natural person in a control relationship to SCM who obtains information concerning recommendations made to a Client by SCM with regard to the purchase or sale of Covered Securities by SCM on behalf of a Client Account;

(b)   Act means the Investment Company of 1940, as amended.

(c) Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

      Indirect pecuniary interest in a security includes securities held by a person's immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(d) Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer or Assistant Review Officer based upon the facts and circumstances of a given situation.

(e)   Covered Security means any security except:

      (i)   direct obligations of the Government of the United States;

      (ii)  banker's acceptances and bank certificates of deposits;

      (iii) commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

      (iv)  repurchase agreements covering any of the foregoing; and

      (v) shares of registered open-end investment companies other than a Fund.

(f)   Investment Personnel means

      (i) any employee of SCM who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by SCM; and any individual who controls SCM or a Client for which SCM is an investment adviser and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by SCM on behalf of the Client Account.

(g) Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(h)   Security held or to be acquired by a Client Account means

      (i) any Covered Security which, with the most recent 15 days (x) is or has been held by the applicable Client Account or (y) is being or has been considered by the Client or its investment adviser for purchase by the applicable Client; and

      (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

                    [SHENKMAN CAPITAL MANAGEMENT, INC. LOGO]

                                 CODE OF ETHICS
                                   APPENDIX B
                             LIST OF ACCESS PERSONS
                              AS OF NOVEMBER 2004

                                                 INVESTMENT
        EMPLOYEE                 ACCESS PERSON    PERSONNEL         AS OF DATE          END DATE
        --------                 -------------    ---------         ----------          --------
Acampora, David                        X              X         May 27, 2003
Alston, Florence                                                May 30, 2001
Andrews, Lisa                                                   April 22, 2002
Bangert, Todd                          X                        April 1, 2003
Bass, Lisa                             X                        April 28, 2003
Bernhard, Ted                          X              X         May 30, 2001
Bunnell, Sarah                         X                        June 9, 2003
Cappella, Teresa                       X              X         September 22, 2003
Christopoulous, Aspasia                X                        May 30, 2001
Condon, Raymond                        X              X         May 27, 2003
Di Roma, Giancarlo                     X                        November 5, 2003
Downey, Ryan                           X              X         April 26, 2004
Elliot, Matthew                        X              X         May 30, 2001
Finnerty, Janelle                      X                        March 8, 2004
Flanagan, Mark                         X              X         May 30, 2001
Formoso, Christine                     X                        May 30, 2001
Gallo, Francis                         X                        November 4, 2002
Ghika, Ruxandra                        X                        January 6, 2003
Grabine, Scott                         X              X         September 4, 2001
Gullo, Alison                          X                        March 15, 2004
Hackert, Paula                                                  May 30, 2001
Haggerty, Michelle                     X                        November 3, 2003
Hekking, Kim                           X                        May 30, 2001
Hodes, Jason                           X              X         May 30, 2001
Kanner, Michael                        X              X         February 25, 2002
Kaye, Shawn                            X                        April 21,2003
Lakhani, Tofi                          X                        April 18, 2002
Levine, Amy                            X              X         November 12, 2002
Lupo, Nicole                           X                        June 23, 2003
Magness, Robert                        X                        January 6, 2004
Martinez, Arelys                       X                        May 30, 2001
McGee, Evan                            X                        December 31,2003
Meara, Eileen                          X                        May 30, 2001
Melino, Kristin                        X                        May 30, 2001
Mendelson, Robert                      X              X         May 6, 2002
Merrick, Regan                         X                        July 24, 2003
Ng, Kwok                               X                        December 23, 2002
Palma, Mike                            X                        July 19, 2004
Paltrowitz, Lawrence                   X              X         December 6, 2001
Perrotti, Arlene                       X                        May 30, 2001
Petrino, Raymond                       X                        May 30, 2001
Ruderman, Amy                          X              X         July 3, 2002
Sarchese, Nicholas                     X              X         January 8, 2003
Savas, Jonathan                        X              X         April 12, 2004
Schweitzer, Steve                      X              X         May 30, 2001
Shenkman Greg                          X              X         June 30, 2003
Shenkman, Mark R.                      X              X         May 30, 2001
Shirak, Todd                           X              X         March 24, 2003
Singer, Ashley                         X                        August 11, 2003
Sorensen, Joseph                       X                        November 19, 2002
Strieker, Rob                          X              X         October 1, 2001
Strong, Jeffrey                        X              X         July 2, 2001
Subramanian, Radha                     X              X         March 17, 2003
Wahlig, Beth                           X              X         September 15, 2003
Wechsler, Neil                         X              X         July 1, 2002
Weinstein, Richard H.                  X              X         May 30, 2001
 Whitley, Frank                        X              X         May 30, 2001

                    [SHENKMAN CAPITAL MANAGEMENT, INC. LOGO]

                                 CODE OF ETHICS
                                   APPENDIX C
                                 LIST OF FUNDS
                                 AS OF MAY 2004

CIGNA High Income Shares

Dreyfus Premier High Income Fund

Harbor High Yield Bond Fund

                    [SHENKMAN CAPITAL MANAGEMENT, INC. LOGO]

                                 CODE OF ETHICS

                                ACKNOWLEDGEMENT

I understand that I am subject to the Code of Ethics of Shenkman Capital Management, Inc. ("SCM"). I have read and I understand the SCM Code of Ethics (the "Code"), and hereby certify that

            1. I have been informed of my status as an Access Person and Investment Personnel (please circle one or both, as applicable);

            2. I have complied with the requirements of the Code for the period ___________ to _____________; and

            3. I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code for the foregoing period.

________________________________                    __________________
           Signature                                        Date

________________________________
          Printed Name

      THIS FORM MUST BE COMPLETED AND RETURN TO SCM'S COMPLIANCE DEPARTMENT